Exhibit 10.1
[EXECUTION COPY]

CREDIT AGREEMENT
among
APRIA HEALTHCARE GROUP INC.
as Borrower,
THE LENDERS IDENTIFIED HEREIN,
BANC OF AMERICA BRIDGE LLC,
as Agent
BARCLAYS CAPITAL
and
WACHOVIA CAPITAL MARKETS, LLC,
as Co-Syndication Agents
Dated as of June 18, 2008
ARRANGED BY:
BANC OF AMERICA SECURITIES LLC
and
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arrangers
BANC OF AMERICA SECURITIES LLC
and
WACHOVIA CAPITAL MARKETS, LLC
and
BARCLAYS CAPITAL,
as Joint Book Runners

SCHEDULES

Schedule 2.1	Lender’s Commitments
Schedule 6.8	Litigation
Schedule 6.12	Subsidiaries
Schedule 11.1	Notices
EXHIBITS

Exhibit 2.1(c)	Form of Notice of Borrowing
Exhibit 2.1(f)	Form of Note
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 11.3(b)	Form of Assignment and Acceptance

CREDIT AGREEMENT
June 18, 2008 among APRIA HEALTHCARE GROUP INC., a Delaware corporation (the “Borrower”), the Lenders (as defined herein), BANC OF AMERICA BRIDGE LLC, as administrative agent for the Lenders, and BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, and WACHOVIA CAPITAL MARKETS, LLC, as co-syndication agents.
RECITALS
     WHEREAS, the Borrower and certain of its Subsidiaries are party to that certain Indenture, dated as of August 20, 2004, (as amended on December 14, 2004 and as further amended, supplemented or modified from time to time, the “Convertible Notes Indenture”), pursuant to which the Borrower issued $250,000,000 in aggregate principal amount of its 3.375% Convertible Senior Notes due 2033 (the “Convertible Notes”);
     WHEREAS, Section 3.06 of the Convertible Notes Indenture provides, among other things, that each holder of the Convertible Notes has the right to require the Borrower to repurchase (the “Repurchase”) the Notes held by such holder on September 1, 2008 (the “Sept 2008 Put Right”) and, in connection with the Sept 2008 Put Right, the Borrower will be obligated to make a tax payment in the aggregate amount of $30,000,000 (the “Tax Payment”); and
     WHEREAS, the Borrower has requested, and the Lenders have agreed to provide, a credit facility in an aggregate principal amount of up to $280,000,000 (the “Credit Facility”) on the terms and conditions hereinafter set forth, the proceeds of which shall be used to effect the Repurchase and the Tax Payment.
     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1
DEFINITIONS AND ACCOUNTING TERMS
     1.1 Definitions.
     As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:
     “Act” shall have the meaning assigned to such term in Section 11.19.
     “Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the

Borrower (including by designation) or is merged or consolidated into or with the Borrower or one of the other Consolidated Parties, which Indebtedness was not incurred in connection with or contemplation of such designation, merger or consolidation.
     “Acquisition” means the purchase or other acquisition by any Person of (i)any other Person, (ii) all or substantially all the assets of any other Person or (iii) all or substantially all of a line of business or division of any other Person, whether by purchase, merger, consolidation or other transfer, and whether or not for consideration.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
     “Agent” means Banc of America Bridge LLC in its capacity as administrative agent hereunder (or any successor thereto) or any successor Agent appointed pursuant to Section 10.6.
     “Agent-Related Persons” means the Agent (including any successor agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Agents’ Fee Letter” means the fee letter from the Initial Lenders and the Joint Bookrunners to the Borrower, dated as of date hereof, as the same may be amended, supplemented or modified from time to time.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means Banc of America Securities LLC and Wachovia Capital Markets, LLC, in their capacities as co-lead arrangers and joint book managers.
     “Asset Sale” shall have the meaning assigned to such term in Section 8.5
     “Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.
     “Bank Facilities” means one or more debt facilities (including, without limitation, the Existing Credit Agreement) or commercial paper facilities or indentures, in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, debt securities, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, supplemented, renewed, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part and from time to time. Without limiting the generality of the foregoing, the term “Bank Facilities” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Bank Facilities or their Affiliates.
     “Bank of America” means Banc of America Bridge LLC and its successors.
     “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

     “Blackstone Acquisition” means acquisition of the Borrower by Affiliates of Blackstone Capital Partners V pursuant to the Blackstone Acquisition Agreement.
     “Blackstone Acquisition Agreement” means the merger agreement, dated as of the date hereof, among Sky Acquisition LLC, Sky Merger Sub Corporation and Apria Healthcare Group Inc., as the same may be amended, supplemented or modified from time to time in accordance with this Credit Agreement.
     “Blackstone Acquisition Commitment Letter” means (i) the commitment letter and the fee letter, each dated the date hereof, and each among Banc of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC and Barclays Bank plc and an affiliate of Blackstone Capital Partners V L.P., and (ii) the engagement letter dated the date hereof among Banc of America Securities LLC, Wachovia Capital Markets, LLC and Barclays Capital Inc. and an affiliate of Blackstone Capital Partners V L.P., as each such document identified in clauses (i) and (ii) may be amended, supplemented or modified from time to time in accordance with this Credit Agreement.
     “Blackstone Acquisition Debt” means all Indebtedness contemplated by the Blackstone Acquisition Commitment Letter to be incurred to finance the Blackstone Acquisition and the related transactions.
     “Borrower” means Apria Healthcare Group Inc., a Delaware corporation, together with any successors and permitted assigns.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s office is located.
     “Capital Contribution” means any contribution to the equity of the Borrower for which no consideration other than Qualified Capital Stock is given.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     “Cash Equivalents” means (a) United States Treasury securities and/or obligations of United States government agencies and government sponsored enterprises having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time and demand deposits, Yankee CDs, Eurodollar time deposits issued by domestic banks and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank having capital and surplus in excess of $100,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper or variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within nine months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America and to include obligations of the United States government agencies and government sponsored enterprises in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 102% of the amount of the repurchase obligations, (e) shares of money market mutual funds that are regulated by Rule 2a7 of the Investment Company Act of 1940 and maintain a net asset value of $1.00 and total assets in excess of $1,000,000,000, (f) auction rate securities rated AA (or the equivalent thereof) or better by S&P or Aa2 (or the equivalent thereof) or better by Moody’s and with reset periods not to exceed 49 days between auctions, (g) corporate bonds issued by any domestic corporation whose long-term debt rating from S&P is at least AA or the equivalent thereof or from Moody’s is at least Aa2 or the equivalent thereof, in each case with maturities of not more than twelve months from the date of acquisition and (h) for purposes of clause (2) of the first paragraph of Section 8.5 only, marketable securities or purchaser promissory notes, in each case, of the purchaser or acquirer of the assets or property subject to the applicable “Asset Sale” in an amount not exceeding in the aggregate $15,000,000 outstanding at any one time granted or issued to the Borrower pursuant to such clause.
     “Change of Control” means (i) any Person or two or more Persons acting in concert shall have acquired, after the date hereof, beneficial ownership (within the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act, or any successor provision), directly or indirectly, of Capital Stock of the Borrower (or other securities convertible into such Capital Stock) representing 35% or more of the combined voting power of all Capital Stock of the Borrower; or (ii) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower or any of its direct or indirect parent entities then in office; or (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), of substantially all consolidated assets to any Person or any merger or consolidation with or into any Person, in each case in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the “beneficial owner,” directly or indirectly, of more than 35% of the Voting Equity Interests of the transferee(s) or surviving entity or entities; or (iv) the entering by the Borrower or any of its direct or indirect parent entities into an agreement or an arrangement (other than the Blackstone Acquisition Agreement or any agreement or arrangement with respect to a Qualifying Bid) to effect any of the transactions described in the foregoing clauses (i) through (iii).
     “Closing Date” means the first date when all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 11.6.
     “CMS” means the Centers for Medicare and Medicaid Services, and any successor and predecessor thereof, including without limitation, the Health Care Financing Administration.
     “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.1(c).
     “Commitment” means, the Initial Loan Commitment, the Delayed Draw Loan Commitment or both, as the context requires.
     “Committed Amount” means Initial Loan Committed Amount, Delayed Draw Loan Committed Amount, or both, as the context requires
     “Commitment Percentage” means, the Initial Loan Commitment Percentage, the Delayed Draw Loan Commitment Percentage or both, as the context requires.
     “Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person’s Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided that for purposes of such calculation:
     (1) Acquisitions or dispositions (and the application of the proceeds therefrom to the extent used to retire Indebtedness) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, including any Consolidated EBITDA and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the twelve month period following the transaction, in the reasonable judgment of the chief financial officer or chief accounting officer of the Borrower (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto); provided that such adjustments are set forth in an officer’s certificate signed by the chief financial officer of the Borrower which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith belief of such officer at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Credit Agreement,
     (2) transactions giving rise to the need to calculate the Consolidated Coverage Ratio (including any related repayment or discharge of Indebtedness) shall be assumed to have occurred on the first day of the Reference Period,
     (3) the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock but excluding Indebtedness incurred under any revolving credit facility or similar arrangement to finance seasonal fluctuations in working capital needs) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of the Reference Period; provided, however, that with respect to Indebtedness incurred pursuant to a revolving credit facility or similar arrangement, calculations shall be made using the average daily balance of such Indebtedness for such period unless such Indebtedness is projected, in the reasonable judgment of the senior management of the Borrower, to remain outstanding for a period in excess of 12 months from the date of incurrence of such Indebtedness, in which case such calculations will be made on a pro forma basis as if such Indebtedness had been incurred on the first day of such period,
     (4) if any Consolidated Party have repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged, in each case other than Indebtedness incurred under any revolving credit facility or similar arrangement to finance seasonal fluctuations in working capital needs, unless such Indebtedness has been permanently repaid and the related commitment has been terminated and not replaced, on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Consolidated EBITDA and Consolidated Fixed Charges for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the such Consolidated Party had not earned the income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness, and
     (5) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12- month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.
     “Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of:
     (1) Consolidated income tax expense,
     (2) Consolidated depreciation and amortization expense (including any amortization or write-off of goodwill or other intangible assets),
     (3) Consolidated Fixed Charges, and
     (4) All other non-cash charges of such Person and its Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided that consolidated income tax expense, depreciation and amortization and Consolidated Fixed Charges of a Subsidiary (x) that is a less than Wholly Owned Subsidiary shall only be added to the extent and in the same proportions that the net income of such Subsidiary was included in the calculation of Consolidated Net Income of such Person and (y) shall only be added to the extent and in the same proportions that the Consolidated EBITDA of such Subsidiary is permitted to be paid or distributed as a dividend, advance, loan or other distribution to such Person.
     “Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:
     (1) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (a) original issue discount and non-cash interest payments or accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts and other fees and charges owed with respect to banker’s acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, in each case net of the effect of all payments made or received (if any) pursuant to Interest Swap and Hedging Obligations, and

     (2) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person’s Wholly Owned Subsidiaries).
For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.
     “Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):
     (1) all gains or losses which are extraordinary, non-cash or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), together with any related provision for taxes on such extraordinary, non-cash or nonrecurring gain or loss,
     (2) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person’s pro rata share of such Person’s net income for such period,
     (3) the net income, if positive, of any of such Person’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary,
     (4) non-cash charges related to the issuance of stock options or restricted stock or other non-cash stock-based compensation expense,
     (5) the cumulative effect of a change in accounting principles and impairment of goodwill charges,
     (6) any fees and expenses, or any amortization or write-off thereof, incurred in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument, and any charges incurred as a result of any such transaction, and
     (7) any step-up in cost of sales for inventory arising out of the application of purchase accounting treatment in connection with any acquisition of persons or assets relating to a Related Business.
     “Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.
     “Consolidation” means the consolidation of the accounts of the Borrower with the accounts of its Subsidiaries, all in accordance with GAAP; provided that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Borrower. The term “consolidated” has a correlative meaning to the foregoing.
     “Consolidated Parties” means a collective reference to the Borrower and its Subsidiaries, and “Consolidated Party” means any one of them.
     “Continuing Directors” means during any period of up to 24 consecutive months commencing after the date hereof, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).
     “Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with any Consolidated Party.
     “Convertible Notes” shall have the meaning assigned to such term in the recitals hereto.
     “Convertible Notes Indenture” shall have the meaning assigned to such term in the recitals hereto.
     “Credit Documents” means a collective reference to this Credit Agreement, the Notes, the Agents’ Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “Credit Document” means any one of them.
     “Credit Facility” shall have the meaning assigned to such term in the recitals hereto.

     “Credit Party Obligations” means, without duplication, all of the obligations and liabilities of the Borrower to the Lenders and the Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to the Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code).
     “Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
     “Default Rate” shall have the meaning set forth in Section 3.1(a).
     “Defaulting Lender” means, at any time, any Lender that, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement (but only for so long as such Loan is not made or such Participation Interest is not purchased), (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been repaid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.
     “Delayed Draw Loan” or “Delayed Draw Loans” means the Loans made to the Borrower pursuant to Section 2.1(b).
     “Delayed Draw Loan Availability Period” means the period from and including August 7, 2008 to the earliest of (i) December 31, 2008, (ii) the date of the termination of the Delayed Draw Loan Commitments pursuant to Section 3.4 and (iii) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 9.2.
     “Delayed Draw Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Delayed Draw Loans in accordance with the provisions of Section 2.1(b), in an aggregate principal amount not to exceed such Lender’s Delayed Draw Loan Committed Amount.
     “Delayed Draw Loan Committed Amount” means (i) with regard to the Lenders collectively, the aggregate maximum amount of Delayed Draw Loans and (ii) with regard to each Lender, the amount of such Lender’s Delayed Draw Loan Commitment. The initial Delayed Draw Loan Committed Amount of each Lender is set forth on Schedule 2.1(a).
     “Delayed Draw Loan Commitment Percentage” means, for each Lender, the percentage identified as its Delayed Draw Loan Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.
     “Disqualified Capital Stock” means, with respect to any Person, any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Borrower to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the Maturity Date shall not constitute Disqualified Capital Stock if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions related to the Change of Control under this Credit Agreement and such Equity Interests specifically provide that no Consolidated Party will redeem any such Equity Interests pursuant to such provisions prior to the payment in full in cash of all Credit Party Obligations.
     “Dollars” and “$” means dollars in lawful currency of the United States of America.
     “Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Engagement Letter” means an engagement letter from Banc of America Securities LLC, Wachovia Capital Markets LLC and Barclays Capital Inc. to the Borrower, dated the date hereof, as the same may be amended, supplemented or modified from time to time.
     “Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.
     “Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of the health and safety of the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material which is or may be harmful to the environment or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or binding directive issued thereunder.
     “Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
     “ERISA Affiliate” means an entity which is under common control with any Consolidated Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Consolidated Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.
     “ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.
     “Event of Default” means any of the events or circumstances described in Section 9.1.
     “Event of Loss” means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.
     “Exempted Affiliate Transaction” means (1) customary employee compensation and benefit arrangements, directors fees, consulting fees and indemnification agreements, in each case that are reasonable and customary, approved by a majority of independent (as to such transactions) members of the board of directors of the Borrower, (2) Restricted Payments permitted under the terms of Section 8.7, (3) transactions solely among Consolidated Parties, (4) sales of Equity Interests of the Borrower (other than Disqualified Capital Stock) to Affiliates of the Borrower, (5) performance of all agreements in existence on the date hereof and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not more disadvantageous to any Consolidated Party or the Lenders in any material respect than the original agreement as in effect on the date hereof, (6) the pledge of the Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof and (7) transactions with suppliers or vendors pursuant to purchase orders executed in the ordinary course of business.
     “Existing Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of November 23, 2004, by and among the Borrower, certain of its Subsidiaries, certain financial institutions and Bank of America, NA, as agent and representative, as amended from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time whether or not with the same agent, trustee, representative lenders or holders and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Existing Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Existing Credit Agreement or their Affiliates.

     “Existing Indebtedness” means Indebtedness of the Consolidated Parties (other than Indebtedness under the Bank Facilities) in existence on the date hereof (including, without limitation, the Convertible Notes), reduced to the extent such amounts are repaid, refinanced or retired.
     “Fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary of such Person.
     “Foreign Subsidiary Credit Agreement” means any credit agreement or similar instrument, including, without limitation, working capital or equipment purchase lines of credit, entered into by any future Foreign Subsidiary governing the terms of a bona fide borrowing by such Foreign Subsidiary from (a) a third-party financial institution that is primarily engaged in the business of commercial banking or (b) a vendor or other provider of financial accommodations in connection with the purchase of equipment, in either case for valid business purposes, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Foreign Subsidiary Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to a Foreign Subsidiary Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Foreign Subsidiary Credit Agreement and all refundings, refinancings and replacements of any Foreign Subsidiary

Credit Agreement, including any agreement (1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Foreign Subsidiaries and their respective successors and assigns, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided that on the date such Indebtedness is incurred its incurrence would not be prohibited by this Credit Agreement, or (4) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of this Credit Agreement.
     “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.
     “Governmental Authority” means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.
     “Hazardous Materials” means any substance, material or waste defined or regulated in or under any Environmental Laws.
     “Indebtedness” of any Person means, without duplication,
     (1) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP
     (a) as the principal in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),
     (b) as the principal in respect of obligations of such Person evidenced by bonds, notes, debentures or similar instruments,
     (c) representing the balance deferred and unpaid of the purchase price of any property or services, except (i) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors and (ii) customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business,
     (d) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, or
     (e) relating to any Capitalized Lease Obligation of such Person,

     (2) all liabilities and obligations, contingent or otherwise, of such Person evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit,
     (3) all net obligations of such Person under Interest Swap and Hedging Obligations,
     (4) all liabilities and obligations of others of the kind described in the preceding clause (1), (2) or (3) that such Person has guaranteed or that is otherwise its legal liability,
     (5) all liabilities and obligations of others of the kind described in the preceding clause (1), (2) or (3) that are secured by any assets or property of such Person (provided that the amount of indebtedness of such Person shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness of such other Persons), and
     (6) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).
For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Credit Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.
The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence, (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, but the accrual of interest will not be deemed to be an incurrence, (3) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to the Indenture and (B) the amount of the Indebtedness so secured.
     “Initial Loan” or “Initial Loans” means the Loans made to the Borrower pursuant to Section 2.1(a).

     “Initial Loan Availability Period” means the period from and including August 7, 2008 to the earliest of (i) September 3, 2008, (ii) the date of the termination of the Initial Loan Commitments pursuant to Section 3.4 and (iii) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 9.2.
     “Initial Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Loans in accordance with the provisions of Section 2.1(a), in an aggregate principal amount not to exceed such Lender’s Initial Loan Committed Amount.
     “Initial Loan Committed Amount” means (i) with regard to the Lenders collectively, the aggregate maximum amount of Initial Loans and (ii) with regard to each Lender, the amount of such Lender’s Initial Loan Commitment. The initial Initial Loan Committed Amount of each Lender is set forth on Schedule 2.1(a).
     “Initial Loan Commitment Percentage” means, for each Lender, the percentage identified as its Initial Loan Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.
     “Initial Lenders” means collectively, Bank of America, Wachovia Investment Holdings, LLC and Barclays Bank Plc and “Initial Lender” means any one of them.
     “Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values (and not for speculative purposes), including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.
     “Interest Payment Date” means the last day of each quarter and the Maturity Date.
     “Investment” by any Person in any other Person means (without duplication):
     (1) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition;
     (2) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any written commitment to make any such advance, loan or extension within one year (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business);
     (3) other than guarantees of the Indebtedness of the Borrower or any Subsidiary to the extent permitted by the Section 8.1, any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;
     (4) the making of any capital contribution (which shall be deemed to include payment of consideration in excess of fair market value of any assets received) by such Person to such other Person; and
     (5) the designation by the Borrower’s board of directors of such other Person to be an Unrestricted Subsidiary.
With respect to the foregoing clause (5), the Consolidated Parties shall be deemed to make an Investment in an amount equal to the fair market value of the Consolidated Parties’ proportionate interest in such Subsidiary on such date (or, if no Consolidated Party has theretofore made an Investment in such Subsidiary, in an amount equal to the Investments being made), at the time that such Subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Consolidated Parties shall be deemed an Investment valued at its fair market value at the time of such transfer. The fair market value of each Investment shall be measured at the time made or returned, as applicable.
     “Joint Bookrunners” means the financial institutions listed as such on the cover page of this Credit Agreement, and “Joint Bookrunner” means any one of them.
     “Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.
     “Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.
     “Loan” or “Loans” means the Initial Loans, the Delayed Draw Loans or both, as the context requires.
     “Material Adverse Effect” means (a) any effect, change, occurrence, development, condition or event that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (A) the ability of the Borrower to perform its obligations, when such obligations are required to be performed, under this Credit Agreement or any of the other Credit Documents; or (B) the condition (financial or otherwise), assets, business, or results of operations of the Consolidated

Parties, taken as a whole other than, in the case of any of the foregoing, (i) the effects of changes that are generally applicable to the industries and markets in which the Consolidated Parties operate, (ii) any change in general economic or political conditions, or in the financial, banking or securities markets (including general changes to interest rates or stock, bond and/or debt prices) in the United States or other countries in which the Consolidated Parties conducts operations, (iii) the effect of any change arising in connection with natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) the effect of any changes in applicable Laws or accounting rules, including, but not limited to changes in laws, regulations or interpretations thereof by Governmental Authority affecting the healthcare industry (including the introduction or enactment of any legislation or the proposal or adoption of any rule or regulation affecting Medicare reimbursement, competitive bidding, or other aspects of the healthcare industry), (v) the effect of any failure to obtain the approvals or consents set forth in Section 3.5 of the Blackstone Acquisition Agreement (other than for purposes of the representation set forth in Section 3.5 thereof) and Section 5.7 of the Blackstone Acquisition Agreement, (vi) changes in the trading volume or market price of the Shares (as defined in the Blackstone Acquisition Agreement) of the Borrower in and of itself, (vii) any actions required under the Blackstone Acquisition Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger (as defined in the Blackstone Acquisition Agreement), (viii) any effect of the public announcement of the Blackstone Acquisition Agreement, the transactions contemplated hereby or the consummation of such transactions (other than the Closing (as defined in the Blackstone Acquisition Agreement) of the Blackstone Acquisition Agreement itself), (ix) any failure by the Consolidated Parties to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself, (x) any action expressly required to be taken pursuant to the terms of this Agreement, or (xi) any actions taken at the request of the Administrative Agent; provided, however, that any effect, change, occurrence, development, condition or event referred to in clauses (i) and (ii) shall be taken into account for purposes of such clause only so long as such effect, change, occurrence, development, condition or event does not adversely affect the Consolidated Parties, taken as a whole, in a disproportionate manner relative to other participants in the industries and markets in which the Consolidated Parties operate, or (b) a material adverse effect on the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder taken as a whole.
     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maturity Date” means as to all Loans the earlier of (x) February 15, 2009 and (y) the date of the termination of the Commitments of each Lender to make Loans and the acceleration of Loans pursuant to Section 9.2.

     “Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. 1396 et seq.).
     “Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.
     “Medical Reimbursement Programs” means the Medicare, Medicaid and TRICARE programs and any other health care program operated by or financed in whole or in part by any federal, state or local government.
     “Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals. (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. 1395 et seq.).
     “Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, the Department of Health and Human Services (“HHS”), CMS, the Office of the Inspector General for HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

     “Multiemployer Plan” means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
     “Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, with respect to which the Borrower or any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower or any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.
     “Net Cash Proceeds” means (a) for purposes of Section 3.3 with respect to any incurrence or issuance of Indebtedness by the Borrower, the excess, if any, of (A) the sum of the cash received in connection with such issuance or incurrence over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower in connection with such incurrence or issuance and (b) for purposes of Section 8 or the definition of “Qualified Exchange”, the aggregate amount of cash or Cash Equivalents received by the Borrower in the case of a sale of Qualified Capital Stock or a Capital Contribution and by the Consolidated Parties in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of the securities of the Borrower (including options, warrants, rights and convertible or exchangeable debt) that were issued for cash on or after the date hereof, the amount of cash originally received by the Consolidated Parties upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale, sale of Qualified Capital Stock or Capital Contribution, and, in the case of an Asset Sale only, less (i) the amount (estimated reasonably and in good faith by the Borrower) of income, franchise, sales and other applicable taxes required to be paid by the Consolidated Parties in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes, and (ii) deduction of reasonable and appropriate amounts to be provided by the Consolidated Parties as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by the Consolidated Parties after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, or against any indemnification obligations associated with such Asset Sale.
     “Non-Recourse Indebtedness” means Indebtedness of a Person as to which neither the Borrower nor any of its Subsidiaries provides any guarantee, collateral or other credit support of any kind whatsoever.
     “Note” or “Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(f).
     “Notice of Borrowing” means a request by the Borrower for a Loan, in the form of Exhibit 2.1(c).
     “Participation Interest” means a purchase by a Lender of a participation in any Loans as provided in Section 3.14.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.
     “Permitted Investments” means:
     (1) any Investment in the Borrower or any Subsidiary of the Borrower or in any Person that after giving effect to such Investment becomes a Subsidiary of the Borrower or is merged or consolidated with or into, or transfers all or substantially all its assets to, or is liquidated into the Borrower or a Subsidiary of the Borrower;
     (2) any Investment in Cash Equivalents;
     (3) any Investments which are accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances) and any Investments received in settlement of such accounts receivable;
     (4) any Investments which are inventory, raw material and general intangibles acquired in the ordinary course of business;
     (5) (a) any relocation and other loans and advances to directors, officers or employees of the Borrower or any Subsidiary in the ordinary course of business, not to exceed $2,000,000 in the aggregate, at any one time outstanding; and (b) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (6) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;
     (7) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;
     (8) guarantees and intercompany notes to the extent permitted under Section 8.1;

     (9) any Investment existing on the date hereof;
     (10) other Investments in any Person or Persons; provided that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the date hereof pursuant to this clause (10) that are outstanding (after giving effect to any such Investments that are returned to the Borrower or any Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (10) in such Person) at any time does not in the aggregate exceed the greater of (x) $75.0 million and (y) 5% of the Total Assets of the Consolidated Parties (measured by the value of the Investment made by the Borrower or a Subsidiary at the time made);
     (11) any Investment made as a result of the receipt of non-cash consideration (other than Equity Interests) from an Asset Sale that complies with Section 8.5;
     (12) any Investment solely in exchange for the issuance of Qualified Capital Stock of the Borrower;
     (13) any Investment in connection with Interest Swap and Hedging Obligations otherwise permitted under this Credit Agreement; and
     (14) any Investment received (a) in satisfaction of judgments, foreclosure of liens or settlement of debts, or (b) as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding
     “Permitted Liens” means:
     (1) Liens existing on the date hereof;
     (2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the Consolidated Parties’ books and records in accordance with GAAP;
     (3) statutory liens or liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business;
     (4) Liens securing this Credit Agreement;
     (5) Liens securing Indebtedness of a Person existing at the time such Person becomes one of the Borrower’s Subsidiaries or is merged with or into the Borrower or one of the Borrower’s Subsidiaries or Liens securing Indebtedness incurred in connection with an Acquisition; provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;
     (6) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to this Credit Agreement; provided that such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;
     (7) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
     (8) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Lenders than the terms of the Liens securing such refinanced Indebtedness; provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;
     (9) Liens securing (a) Indebtedness under the Bank Facilities or (b) Capitalized Lease Obligations, in each case, incurred in accordance with the terms of this Credit Agreement;
(10)	Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with the terms of the Indenture;

(11)	Liens in favor of any Consolidated Party;

(12)	Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(13)	Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries to the extent permitted by the terms of this Credit Agreement;

(14)	Liens on property existing at the time of acquisition of the property by the Borrower or any of its Subsidiaries or renewals or replacement of such Liens in connection with the incurrence of Refinancing Indebtedness in respect of Indebtedness secured by such Liens; provided that such Liens were in existence prior to the contemplation of such acquisition;

(15)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(16)	Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(17)	any other Liens imposed by operation of law which do not materially affect the Borrower’s ability to perform the Credit Party Obligations;

(18)	judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been fully terminated or the period within which such proceedings may be initiated has not expired;

(19)	easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in the title and other similar charges or encumbrances not, in any material respect, impairing the use or value of the encumbered property for its intended purposes;

(20)	leases or subleases granted to others not interfering any material respect with the business of the Consolidated Parties;

(21)	normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(22)	Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(23)	Liens of sellers of goods to any Consolidated Party arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(24)	Liens deemed to exist in connection with Investments in repurchase agreements included in Cash Equivalents; and

(25)	Liens not otherwise permitted hereunder and securing Indebtedness (incurred in accordance with Section 8.1) in an amount not to exceed $75,000,000 at any time outstanding.
     “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.
     “Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I (other than Subtitle A or Part 1 of Subtitle B thereof) or Title IV of ERISA and with respect to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          “Preferred Stock” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.
          “Pro Forma” or “pro forma” shall have the meaning set forth in Regulation S-X of the Securities Act of 1933, as amended, unless otherwise specifically stated herein.
     “Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance or refinance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any real or personal tangible property which is used or useful in a Related Business of the Borrower and its Subsidiaries (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets) and which is incurred concurrently with (or within 180 days following) such acquisition, construction, installation or improvement and is secured only by the assets so financed and products and proceeds thereof and insurance proceeds with respect thereto.
          “Qualified Capital Stock” means any Capital Stock of the Borrower that is not Disqualified Capital Stock.
          “Qualified Exchange” means:
     (1) any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Borrower issued on or after the date hereof with the Net Cash Proceeds received by the Borrower from the substantially concurrent sale of its Qualified Capital Stock or, to the extent used to retire its Indebtedness (other than Disqualified Capital Stock) issued on or after the date hereof, its Subordinated Indebtedness;
     (2) any issuance of Qualified Capital Stock of the Borrower in exchange for any of its Capital Stock or Indebtedness issued; or
(3) any exchange of the Borrower’s Subordinated Indebtedness for the Borrower’s Subordinated Indebtedness issued on or after the date hereof.
     “Qualifying Bid” means an Acquisition Proposal (as such term is defined in the Blackstone Acquisition Agreement) that (a) contemplates repayment in full of all Credit Party Obligations and (b) provides for a fully committed financing of such Acquisition Proposal by a reputable and creditworthy banking institution(s) customarily engaged in the financing transactions of this type, which financing (i) has terms and conditions that are no less favorable to a bidder under such Acquisition Proposal than those contained in the Blackstone Acquisition Commitment Letter and (ii) is in the amount sufficient, in the reasonable judgment of the Joint Bookrunners, to repay all Credit Party Obligations.
     “Reference Period” with regard to any Person on any date means the most recent four full fiscal quarters (or such lesser period during which such Person has been in existence) for which internal financial statements are available ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.
          “Refinancing Indebtedness” means Indebtedness or Disqualified Capital Stock
     (1) issued in exchange for, or the proceeds from the issuance and sale of which, are applied within 45 days of such issuance and sale to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or
     (2) constituting an amendment, modification or supplement to, or a deferral or renewal of (clauses (1) and (2) above, collectively, a “Refinancing” (and “Refinance” and “Refinanced” shall have correlative meanings)), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus any premium paid in connection with such Refinancing in an amount not exceeding the amount which is reasonably necessary, as determined in good faith by the board of directors of the Borrower, to accomplish such Refinancing) the lesser of
(i)	the principal amount or, in the case of Disqualified Capital Stock, liquidation preference of the Indebtedness (including Disqualified Capital Stock) so Refinanced and

(ii)	if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing;

provided that (a) if the Indebtedness to be Refinanced is Indebtedness of the Borrower (or the Borrower and another Person), only the Borrower (and such other Person, if any) shall be the obligor under such Refinancing Indebtedness, (b) such Refinancing Indebtedness shall (I) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (II) in all respects, be no less contractually subordinated or junior, if applicable, to the rights the Lenders than was the Indebtedness (including Disqualified Capital Stock) to be Refinanced, (c) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so Refinanced or, if sooner, 91 days after the Maturity Date, and (d) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Lenders than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased (except to the extent set forth above).
     “Register” shall have the meaning assigned to such term in Section 11.3(c).

     “Regulation T, U, or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Related Business” means the business conducted (or proposed to be conducted) by the Borrower and its Subsidiaries as of the date hereof and any and all businesses that in the good faith judgment of the Borrower’s board of directors are reasonably related, ancillary and/or complementary to such businesses and all reasonable extensions thereof.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.
     “Repurchase” shall have the meaning assigned to such term in the recitals hereto.
     “Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) holding in the aggregate more than 50 percent (50%) of (i) the Commitments (and Participation Interests therein), or (ii) if the Commitments have been terminated, the outstanding Loans.
     “Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.
     “Responsible Officer” means the Chief Executive Officer, President and Chief Operating Officer and Executive Vice President and Chief Financial Officer (or principal accounting and finance officer) or other duly authorized officer.
     “Restricted Investment” means, in one or a series of related transactions, any Investment other than Permitted Investments.
     “Restricted Payment” means, with respect to any Person:
     (1) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or Subsidiary of such Person;
     (2) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary of such Person;

     (3) other than (a) with the proceeds from the sale or issuance, of Refinancing Indebtedness applied within 45 days of such sale or issuance (b) in exchange for Refinancing Indebtedness or (c) within one year of the scheduled final maturity thereof, any purchase, redemption or other acquisition or retirement for value of, any payment in respect of, any amendment of the terms of or any defeasance of the principal of any Subordinated Indebtedness, directly or indirectly, by such Person or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness; and
     (4) any Restricted Investment by such Person;
provided, however, that the term “Restricted Payment” does not include
     (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or
     (2) any dividend, distribution or other payment to the Borrower, or to any Subsidiary, by the Borrower or any of its Subsidiaries.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Act” means the Securities Act of 1933, as amended, and all regulations issued pursuant thereto.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations issued pursuant thereto.
     “Sept 2008 Put Right” shall have the meaning assigned to such term in the recitals hereto.
     “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.
     “Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

     “Stark I and II” means Section 1877 of the Social Security Act as set forth at Section 1395nn of Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.
     “Subordinated Indebtedness” means Indebtedness of the Borrower that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto to the Notes.
     “Subsidiary” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest. Notwithstanding the foregoing, for purposes of Section 8 of this Credit Agreement, an Unrestricted Subsidiary shall not be a “Subsidiary” of the Borrower or a “Subsidiary” of any of the Borrower’s Subsidiaries (and shall not be deemed included in the defined terms, to the extent such defined terms are used in Section 8). Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Borrower.
     “Taxes” shall have the meaning assigned to such term in Section 3.11(a).
     “Tax Payment” shall have the meaning assigned to such term in the recitals hereto.
     “Total Assets” means, with respect to any Person, the total assets of such Person and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Borrower or such other Person as may be expressly stated.
     “Total Debt” means, with respect to any Person on any date of determination, the total debt of such Person and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of such Person.
     “TRICARE” means the United States Department of Defense health care program for service families, including but not limited to, TRICARE PRIME, TRICARE EXTRA, and TRICARE STANDARD and any successor and predecessor thereof.
     “Unrestricted Subsidiary” means any of the subsidiaries of the Borrower that does not own any Capital Stock of, or own or hold any Lien on any property of, the Borrower or any of its Subsidiaries and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Borrower’s board of directors); provided that such subsidiary at the time of such designation:

     (1) has no Indebtedness other than Non-Recourse Indebtedness or Indebtedness the sole recourse of which is to its Capital Stock,
     (2) is not party to any agreement, contract, arrangement or understanding with the Borrower or any of its Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower,
     (3) is a Person with respect to which neither the Borrower nor any of its Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, and
     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Subsidiaries.
The board of directors of the Borrower may designate any Unrestricted Subsidiary to be a Subsidiary; provided that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Borrower and its Subsidiaries could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio set forth in Section 8.1. Each such designation shall be evidenced by filing with the Agent a certified copy of the resolution giving effect to such designation and an officers’ certificate of the Borrower certifying that such designation complied with the foregoing conditions.
     “Voting Equity Interest” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.
     “Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     “Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares to the extent required by applicable law) are owned by the Borrower or one or more of its Wholly Owned Subsidiaries.
     1.2 Computation of Time Periods and Other Definitional Provisions.
     For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

     1.3 Accounting Terms.
     Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) either the Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later, and the impact of such change), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.
SECTION 2
CREDIT FACILITY
     2.1 Loans.
     (a) Initial Loan Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make a single loan to the Borrower in the amount (in Dollars), and on the date, requested by the Borrower pursuant to Section 2.1(c) during the Initial Loan Availability Period (the “Initial Loans”); provided, however, that the sum of the aggregate outstanding principal amount of Initial Loans shall not exceed the lesser of (x) the amount of the Repurchase and (y) TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) (the “Initial Loan Committed Amount”); provided, further, (A) with regard to each Lender individually, such Lender’s pro rata share of the outstanding Initial Loans shall not exceed such Lender’s Initial Loan Committed Amount, and (B) the sum of the aggregate outstanding principal amount of Initial Loans shall not exceed the aggregate Initial Loan Committed Amount. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.
     (b) Delayed Draw Loan Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make a single loan to the Borrower in the amount (in Dollars), and on the date, requested by the Borrower pursuant to Section 2.1(c) during the Delayed Draw Loan Availability Period (the “Delayed Draw Loans”); provided, however, that the sum of the aggregate outstanding principal amount of Delayed Draw Loans shall not exceed the lesser of (x) the amount of the Tax Payment and (y) THIRTY MILLION DOLLARS ($30,000,000) (the “Delayed Draw Loan Committed Amount”); provided, further, (A) with regard to each Lender individually, such Lender’s pro rata share of the outstanding Delayed Draw Loans shall not exceed such Lender’s Delayed Draw Loan Committed Amount, and (B) the sum of the aggregate outstanding principal amount of Delayed Draw Loans shall not exceed the aggregate Delayed Draw Loan Committed Amount. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.
     (c) Borrowings.
     (i) Notice of Borrowing. The Borrower shall request a Loan borrowing by written notice (or telephonic notice promptly confirmed with a written Notice of Borrowing) to the Agent not later than 2:00 P.M. (Charlotte, North Carolina time) one Business Day prior to the relevant requested borrowing date. Such request for borrowing shall be irrevocable and shall specify (A) that a Loan is requested and whether the requested Loan is an Initial Loan or a Delayed Draw Loan, (B) the date of the requested borrowing (which shall be a Business Day), and (C) the aggregate principal amount to be borrowed. A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Exhibit 2.1(c). The Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(c)(i), the contents thereof and each Lender’s share of any borrowing to be made pursuant thereto.
     (ii) Advances. Each Lender will make its Commitment Percentage of the Loans available to the Agent for the account of the Borrower as specified in Section 3.15(a), or in such other manner as the Agent may specify in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the Notice of Borrowing in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.
     (d) Repayment. The principal amount of all Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.
     (e) Interest. The Loans shall bear interest at a per annum rate equal to 11%. Interest on Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).
     (f) Notes. The Loans made by each Lender may, upon the request of a Lender, be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such amount of Loans made by such Lender and in substantially the form of Exhibit 2.1(f).

SECTION 3
GENERAL PROVISIONS APPLICABLE TO LOANS
     3.1 Default Rate.
     (a) If any amount of principal of any Loan or any other amount payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall (or, in the case of the amounts other than principal of any Loan, shall, at the request of the Required Lenders) thereafter bear interest at a fluctuating interest rate per annum at all times equal to 13% (the “Default Rate”) to the fullest extent permitted by applicable Laws.
     (b) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Credit Party Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     3.2 [Intentionally Omitted].
     3.3 Prepayments.
     (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the then remaining principal balance of the Loans, if less). All prepayments under this Section 3.3(a) shall be without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
     (b) Mandatory Prepayments.
     (A) Upon the incurrence or issuance by the Borrower of (i) the Blackstone Acquisition Debt, (ii) Indebtedness incurred pursuant to the Debt Incurrence Ratio set forth in the second paragraph of Section 8.1, (iii) Indebtedness incurred pursuant to Section 8.1(p) or (iv) any other Indebtedness other than Indebtedness expressly permitted to be incurred pursuant to Section 8.1(a) through (o), the Borrower shall prepay an aggregate principal amount of Loans equal to the Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower.
     (B) On September 3, 2008, the Borrower shall prepay an aggregate principal amount of Loans equal to the amount, if any, remaining on deposit in the Funding Proceeds Account after the consummation of the Repurchase.

     3.4 Termination of Committed Amount.
     (a) If prior to the funding of the Loans the Borrower shall incur or issue any Indebtedness that would have required prepayment of Loans pursuant to Section 3.3 (b), the Commitments of the Lenders hereunder shall be permanently reduced by the amount equal to the Net Cash Proceeds of such incurrence or issuance.
     (b) All undrawn Initial Loan Commitments shall automatically terminate on September 3, 2008 and all undrawn Delayed Draw Loan Commitments shall automatically terminate on December 31, 2008.
     3.5 Fees.
The Borrower promises to pay all fees referred to in the Agents’ Fee Letter in the manner and at times set forth therein.
     3.6 [Intentionally Omitted].
     3.7 [Intentionally Omitted].
     3.8 [Intentionally Omitted].
     3.9 [Intentionally Omitted].
     3.10 [Intentionally Omitted].
     3.11 Taxes.
     (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on net income and franchise taxes imposed, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or has an office or a connection (other than connection arising from having executed, delivered, or performed its obligations under, or enforced, this Agreement or any other Credit Document) or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.
     (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).
     (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.
     (d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party and which reduces to zero the rate of withholding tax on payments of interest,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to the Credit Agreement is effectively connected with the conduct of a trade or business in the United States,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN which reduces to zero the rate of withholding tax on payments of interest, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a complete reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
In the event that the Borrower is resident for tax purposes in the United States, each Lender that is organized under the laws of the United States of America or a state thereof shall deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-9, or successor applicable form, as the case may be, evidencing exemption from backup withholding.
     (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.11(a) or 3.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
     (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.
     (g) The agreements and obligations of the Borrower contained in this Section 3.11 shall survive the repayment of the Loans and the termination of the Commitments hereunder.

     3.12 [Intentionally Omitted].
     3.13 Pro Rata Treatment.
     Except to the extent otherwise provided herein:
     (a) Loans. Each Loan, each payment or (subject to the terms of Section 3.3) prepayment of principal and interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans.
     (b) Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Agent its ratable share of such borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such borrowing, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at 11% per annum and (ii) from a Lender at the Federal Funds Rate.
     3.14 Sharing of Payments.
     The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofor sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.
     3.15 Payments, Computations, Etc.
     (a) Generally. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in Dollars in immediately available funds, without condition or deduction, setoff, counterclaim, defense, recoupment or withholding of any kind, at the Agent’s office specified in Schedule 2.1(a) not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.13(a)). The Agent will distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension). Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.
     (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any

Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents;
     SECOND, to payment of any fees owed to the Agent;
     THIRD, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest;
     FOURTH, to the payment of the outstanding principal amount of the Credit Party Obligations;
     FIFTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;
     SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.
     3.16 Evidence of Debt.
     (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.
     (b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii)

the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.
     (c) The entries made in the accounts, Register and subaccounts maintained pursuant to clause (b) of this Section 3.16 (and, if consistent with the entries of the Agent, clause (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Credit Party Obligations owing to such Lender.
     3.17 Replacement of Affected Lenders.
     If any Lender having a Commitment becomes a Defaulting Lender or otherwise defaults in its Commitment or the Borrower is required to make any payments under Section 3.11 to any Lender in excess of those to the other Lenders, the Borrower shall have the right, if no Event of Default then exists, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this Section 3.17, the Replaced Lender and Replacement Lender shall enter into an Assignment and Acceptance in the form of Exhibit 11.3(b), pursuant to which the Replacement Lender shall acquire at par all of the Commitments, outstanding Loans and Participation Interests of the Replaced Lender and the Replaced Lender shall assign its Commitments, Loans and Participation Interests to the Replacement Lender and (ii) all obligations of the Borrower owing to the Replaced Lender (excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 10.9. The Replaced Lender shall be required to deliver for cancellation its applicable Notes, if any, to be canceled on the date of replacement, or if any such Note is lost or unavailable, such other assurances or indemnification therefor as the Borrower may reasonably request.

SECTION 4
[Intentionally Omitted]
SECTION 5
CONDITIONS
     5.1 Closing Conditions.
     The effectiveness of this Credit Agreement and the obligation of the Lenders to make Loans (which obligation shall also be subject to additional conditions set forth in Section 5.2) shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):
     (a) Executed Credit Documents. Receipt by the Agent of duly executed copies of (i) this Credit Agreement, (ii) Agents’ Fee Letter and (iii) all other Credit Documents.
     (b) Corporate Documents. Receipt by the Agent of the following:
     (i) Charter Documents. Copies of the certificate of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
     (ii) Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
     (iii) Resolutions. Copies of resolutions of the Board of Directors of the Borrower approving the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.
     (iv) Good Standing. Copies of (A) a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and (B) to the extent available, a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate Delaware governmental taxing authorities.
     (v) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

     (c) Opinions of Counsel. The Agent shall have received, dated as of the Closing Date, a legal opinion of Gibson, Dunn & Crutcher LLP, in form and substance reasonably satisfactory to the Agent.
     (d) Financial Statements. The Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Consolidated Parties for the three most recently completed fiscal years of the Borrower ended at least 90 days before the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Consolidated Parties for each subsequent fiscal quarter ending more than 45 days prior to the Closing Date.
     (e) Corporate Structure. The corporate capital and ownership structure of the Borrower and its Subsidiaries shall be as described in Schedule 6.12.
     (f) Litigation. Except for matters disclosed in Schedule 6.8 (which matters have not had and are not likely to have a Material Adverse Effect), there shall not exist any pending or threatened action, suit, investigation or proceeding against a Consolidated Party which could reasonably be expected to have a Material Adverse Effect.
     (g) Officer’s Certificates. The Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Agent, stating that (A) each of the Borrower and its Subsidiaries is in compliance with all of its existing material financial obligations, (B) all necessary governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower or any of its Subsidiaries or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, except as disclosed in Schedule 6.8, which matters have not had and are not likely to have a Material Adverse Effect, (D) no Default or Event of Default exists and (E) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on and as of the Closing Date (except for those which expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date).
     (h) [Intentionally Omitted].
     (i) Fees and Expenses. Payment by the Borrower to the Initial Lenders, Joint Bookrunners and the Agent of the fees set forth in the Agents’ Fee Letter.
     (j) Blackstone Acquisition Agreement and Blackstone Acquisition Commitment Letter. The Borrower shall have entered into the Blackstone Acquisition Agreement. The Blackstone Acquisition Commitment Letter shall have been entered into by all the parties thereto.

     (k) Patriot Act. Receipt by the Lenders of all documentation and other information required by regulatory authorities in order to comply with applicable “know your customer” and anti money laundering rules and regulations, including without limitation the Act that has been reasonably requested at least 10 days in advance of the date hereof.
     5.2 Conditions to all Extensions of Credit.
     The obligations of each Lender to make any Loan are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:
     (a) The Borrower shall have delivered a Notice of Borrowing;
     (b) The representations and warranties set forth in Section 6 and in any certification delivered pursuant to Section 7.1 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date);
     (c) There shall not have been commenced against the Borrower or any material Consolidated Party an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;
     (d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto;
     (e) No development or event which has had or could reasonably be expected to have a Material Adverse Effect shall have occurred since December 31, 2007 (other than with respect to matters reflected in Schedule 6.8, which matters have not had and are not likely to have a Material Adverse Effect);
     (f) The Borrower shall have paid all fees due to the Lenders on such date, pursuant to the Agents’ Fee Letter;
     (g) In the case of the borrowing of the Initial Loans, (i) an officer’s certificate of the Borrower that amounts payable by the Borrower to holders of the Convertible Notes in respect of the Sept 2008 Put Right will be timely paid after the funding of the Initial Loans and in accordance with the Convertible Notes Indenture, (ii) the Initial Loan Availability Period shall not have expired and (iii) the sum of the aggregate outstanding principal amount of Initial Loans shall not exceed the Initial Loan Committed Amount; and

     (h) In the case of the borrowing of the Delayed Draw Loans, (i) the Tax Payment shall have been made, or substantially concurrently with the borrowing of the Delayed Draw Loans shall be made, (ii) the Delayed Draw Loan Availability Period shall not have expired and (iii) the sum of the aggregate outstanding principal amount of Delayed Draw Loans shall not exceed the Delayed Draw Loan Committed Amount.
The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in clauses 5.2 (b), (c), (d), (e), (f), (g) (in the case of the borrowing of the Initial Loans) and (h) (in the case of the borrowing of the Delayed Draw Loans) above.
SECTION 6
REPRESENTATIONS AND WARRANTIES
     The Borrower hereby represents to the Agent and each Lender that:
     6.1 Financial Condition.
     The audited consolidated balance sheets and income statements of the Consolidated Parties for the fiscal year ended December 31 2007 and the unaudited interim balance sheets and income statements of the Consolidated Parties for the quarterly period ended March 31, 2008, have been prepared in accordance with GAAP and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the financial condition, results of operations and cash flows of the applicable parties as of such date and for such periods. Since December 31, 2007, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which, is not (x) reflected in the foregoing financial statements or in the notes thereto or (y) otherwise permitted by the terms of this Credit Agreement and communicated to the Agent.
     6.2 No Material Change.
     Since December 31, 2007, except with respect to matters reflected in Schedule 6.8 (which matters have not had and are not likely to have a Material Adverse Effect), there has been no development or event relating to or affecting a Consolidated Party which could reasonably be expected to have a Material Adverse Effect.
     6.3 Organization and Good Standing.
     Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.
     6.4 Power; Authorization; Enforceable Obligations.
     The Borrower has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents and to obtain extensions of credit hereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of the Borrower in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents. This Credit Agreement has been, and each other Credit Document will be, duly executed and delivered on behalf of the Borrower. This Credit Agreement constitutes, and each other Credit Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     6.5 No Conflicts.
     Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its articles or certificate of incorporation, (b) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (c) result in or require the creation of any Lien (other than Permitted Liens) upon or with respect to its properties.
     6.6 No Default.
     No Default or Event of Default has occurred or exists.

     6.7 Ownership.
     Each Consolidated Party is the owner of, and has good and marketable title to, or a valid leasehold interest in, all of its respective assets and none of such assets is subject to any Lien other than Permitted Liens.
     6.8 Litigation.
     Except for matters disclosed in Schedule 6.8 (which matters have not had and are not likely to have a Material Adverse Effect), there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against any Consolidated Party which could reasonably be expected to have a Material Adverse Effect.
     6.9 Taxes.
     Each Consolidated Party has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrower is not aware as of the date hereof of any proposed tax assessments against it or any other Consolidated Party.
     6.10 Compliance with Law.
     Each Consolidated Party is in compliance with all Medicare Regulations, Medicaid Regulations and all other Requirements of Law (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Consolidated Party represents that (i) current billing policies, arrangements, protocols and instructions comply with requirements of each Medical Reimbursement Program and are administered by properly trained personnel except where any such failure to comply could not reasonably be expected to result in either (A) exclusion from a Medical Reimbursement Program, or (B) loss of 5% or more of annual consolidated revenues of the Consolidated Parties and (ii) current compensation arrangements with physicians substantially comply with state and federal anti-kickback, fraud and abuse, and Stark I and II requirements except where any such failure to comply could not reasonably be expected to result in either (A) an exclusion from a Medical Reimbursement Program, or (B) loss of 5% or more of annual consolidated revenues of the Consolidated Parties.
     6.11 ERISA.
     (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the

Borrower, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no material “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) to the best knowledge of the Borrower, each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.
     (b) The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not, by any material amount, exceed as of such valuation date the fair market value of the assets of such Plan.
     (c) Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, could be reasonably expected to incur, any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Consolidated Party nor any ERISA Affiliate would become subject to any material withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.
     (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
     (e) Neither any Consolidated Party nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106.
     6.12 Subsidiaries.
     Set forth on Schedule 6.12 is a complete and accurate list of all Subsidiaries of each Consolidated Party as of the date hereof. As of the date hereof, information on Schedule 6.12 includes jurisdiction of incorporation or organization of such Subsidiary, and with respect to each Subsidiary other than Coram, Inc. and any of its Subsidiaries, the number of shares of each class of Capital Stock outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Subsidiary; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Consolidated Party, directly or indirectly, free and clear of all Liens (other than Permitted Liens).
     6.13 Governmental Regulations, Etc.
     (a) None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, the Securities Act, the Securities Exchange Act, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement, in conformity with the requirements of FR Form U-1 referred to in Regulation U, that no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of “buying” or “carrying” any “margin stock” within the meaning of Regulations U and X.
     (b) None of the Consolidated Parties is (i) an “investment company”, or a company “controlled” by “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (iii) subject to regulation under any other Federal or state statute or regulation which limits its ability to incur Indebtedness.
     6.14 Purpose of Loans.
     The proceeds of the Loans hereunder shall be used solely by the Borrower to fund the Repurchase and the Tax Payment.
     6.15 Environmental Matters.
     Except for matters that could not be reasonably expected to have a Material Adverse Effect:
     (a) Each of the facilities and properties owned, leased or operated by the Consolidated Parties (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any material Environmental Law with respect to the Properties or the businesses operated by the Consolidated Parties (the “Businesses”), and there are no conditions relating to the Businesses or Properties, that could give rise to any material liability under any applicable Environmental Laws.

     (b) To the best knowledge of the Borrower, none of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
     (c) No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Consolidated Party have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
     (e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Borrower, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Properties or the Businesses.
     (f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to a material liability under Environmental Laws.
     6.16 Intellectual Property.
     Each Consolidated Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and to the Borrower’s knowledge the use of such Intellectual Property by any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     6.17 Disclosure.
     The reports, financial statements, certificates or other written information when furnished by the Borrower or any authorized representative of the Borrower to the Agent or any Lender in connection with the negotiation of this Credit Agreement prior to the date hereof or delivered hereunder (as modified or supplemented by other information when so furnished), taken as a whole, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
     6.18 No Unusual Restrictions.
     No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     6.19 Fraud and Abuse.
     To the knowledge of the officers of the Consolidated Parties, neither the Consolidated Parties nor any of their officers, directors or Contract Providers, have engaged in any activities which are prohibited under Medicare Regulations or Medicaid Regulations or which are prohibited by binding rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors.
     6.20 Licensing and Accreditation.
     Each of the Consolidated Parties and, to the knowledge of the officers of the Consolidated Parties, each Contract Provider, has, to the extent applicable: (i) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) obtained and maintains in good standing all required licenses; (iii) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; and (iv) entered into and maintains in good standing its status as a Medicare Supplier and as a Medicaid Supplier. To the knowledge of the officers of the Consolidated Parties, each Contract Provider is duly licensed (where license is required) by each state or state agency or commission, or any other Governmental Authority having jurisdiction over the provisions of such services by such Person in the locations in which the Consolidated Parties conduct business, required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Consolidated Parties to operate as currently operated and as presently contemplated to be operated. To the knowledge of the officers of the Consolidated Parties, all such required licenses are in full force and effect as of the date hereof and have not been revoked or suspended or otherwise limited.
SECTION 7
AFFIRMATIVE COVENANTS
     The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:
     7.1 Information Covenants.
     The Borrower will furnish, or cause to be furnished, to the Agent and each of the Lenders:
     (a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Consolidated Parties (or, if earlier, the date that is thirty (30) days after the reporting date for such information required by the SEC), a consolidated balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern or qualified or limited in any other material respect.
     (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Consolidated Parties (or, if earlier, the date that is ten (10) days after the reporting date for such information required by the SEC) a consolidated balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal quarter, together with related consolidated statements of operations and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.
     (c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a Compliance Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit 7.1(c), stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.
     (d) Operating Budget. Simultaneously with the financial statements referred to in (a) above, an operating budget for the fiscal year succeeding the year covered by such financial statements.
     (e) Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person.
     (f) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders.
     (g) Notices. Upon obtaining knowledge thereof, the Borrower will give written notice to the Agent promptly of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the occurrence of any of the following with respect to any Consolidated Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined could reasonably be expected to have a Material Adverse Effect, (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect, (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against such Person or any ERISA Affiliate, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan, (D) any notice of loss or threatened loss of accreditation, loss of participation under any Medical Reimbursement Program or loss of applicable health care license, in each case that could reasonably be expected to have a Material

Adverse Effect or (E) the institution of any investigation or proceedings against such Person (or, to the knowledge of the Borrower’s officers, any Contract Provider) to suspend, revoke or terminate or which may result in the termination of its status as a Medicaid Supplier or its status as a Medicare Supplier or exclusion from any Medical Reimbursement Program, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, investigation, levy, execution or other process, and (iii) any change in debt rating for the Borrower’s long term Indebtedness.
     (h) ERISA. Upon obtaining knowledge thereof, the Borrower will give written notice to the Agent promptly (and in any event within five business days) of: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
     (i) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Agent or any Lender, through the Agent, may reasonably request.
     Documents required to be delivered pursuant to Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and

(ii) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.1(c) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     7.2 Preservation of Existence and Franchises.
     Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4 or Section 8.5, the Borrower will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.
     7.3 Books and Records.
     The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP.
     7.4 Compliance with Law.
     The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect. The Borrower has in place a compliance program which is reasonably designed to provide effective internal controls that promote adherence to, and prevent and detect material violations of any Requirement of Law applicable to it and which includes the implementation of internal audits and monitoring on a regular basis to monitor compliance with the compliance program and with the Requirements of Law.
     7.5 Payment of Taxes and Other Indebtedness.
     The Borrower will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) which could reasonably be expected to have a Material Adverse Effect.
     7.6 Insurance.
     The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.
     7.7 Maintenance of Property.
     The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.
     7.8 Performance of Obligations.
     The Borrower will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, unless such failure to perform could reasonably be expected to have a Material Adverse Effect.

     7.9 Use of Proceeds.
     The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 6.14. To the extent that the Initial Loans are drawn prior to August 31, 2008, the proceeds thereof (i) shall be deposited into a segregated account maintained with Bank of America, N.A. (the “Funding Proceeds Account”), and may not be commingled with any other funds, (ii) may not be withdrawn by the Borrower prior to the date on which the Borrower is required, under the Convertible Notes Indenture, to deposit funds with the Trustee (or a Paying Agent) thereunder in order to consummate the Repurchase with respect to the Sept 2008 Put Right in accordance with the terms of the Convertible Notes Indenture and (iii) may only be withdrawn on such date in such amount as is necessary to consummate the Repurchase with respect to the Sept 2008 Put Right in accordance with the terms of the Convertible Notes Indenture. Any amounts remaining in the Funding Proceeds Account after such date will be used to prepay the outstanding Loans in accordance with Section 3.3(b)(B).
     7.10 Audits/Inspections.
     Upon reasonable notice and during normal business hours, the Borrower will, and will cause each of its Subsidiaries to, permit representatives appointed by the Agent or any Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Lenders or their representatives to investigate and verify the accuracy of information provided to the Agent and to discuss all such matters with the officers, employees and representatives of such Person.
SECTION 8
NEGATIVE COVENANTS
     The Borrower hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:
     8.1 Indebtedness.
     The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guarantee, incur, become directly or indirectly liable with respect to, or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness) and the Borrower will not permit any of its Subsidiaries to issue any Preferred Stock.
     Notwithstanding the foregoing if on the date of such incurrence (the “Incurrence Date”), the Consolidated Coverage Ratio of the Borrower for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of “Consolidated Coverage Ratio,” the use of proceeds thereof, would be at least 2.00 to 1.00 (the “Debt Incurrence Ratio”), then the Borrower and its Subsidiaries, may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness) and issue such Preferred Stock.
     In addition, the foregoing limitations of the first paragraph of this Section 8.1 will not prohibit the following:
     (a) the incurrence by the Borrower or the incurrence by any Subsidiary of Purchase Money Indebtedness (and any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness); provided that
(i) the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this Section 8.1(a) shall not exceed $35,000,000 (or the equivalent thereof, at the time of incurrence, in the applicable foreign currency), and
(ii) in each case, such Indebtedness shall not constitute more than 100% of the Borrower cost or the cost to such Subsidiary (determined in accordance with GAAP), as applicable, of the property so purchased, constructed, improved or leased;
     (b) the incurrence by the Borrower or any Subsidiary of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this Section 8.1(b) of up to $75,000,000 (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies);
     (c) the incurrence by the Borrower or any Subsidiary of Indebtedness pursuant to the Bank Facilities in an aggregate amount incurred and outstanding at any time pursuant to this Section 8.1(c) of up to $550,000,000, less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such applications, the aggregate amount of Net Cash Proceeds applied to repayment under the Bank Facility in accordance with the covenants contained in Section 8.5;
     (d) Indebtedness arising under this Credit Agreement and the other Credit Documents;
     (e) the incurrence by the Borrower or any of its Subsidiaries of Refinancing Indebtedness with respect to any Indebtedness (including Disqualified Capital Stock) permitted under Sections 8.1(d), (f) and (k), or incurred pursuant to the Debt Incurrence Ratio or which was refinanced pursuant to this Section 8.1(e);
     (f) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness solely in respect of bankers’ acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Borrower’s industry; provided that the aggregate principal amount outstanding of such Indebtedness incurred pursuant to this Section 8.1(f) (including any Refinancing Indebtedness and any other Indebtedness issued to retire, refinance, refund, defease or replace such Indebtedness) shall at no time exceed $35,000,000;
     (g) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, bankers’ acceptances, letters of credit, surety or appeal bonds, completion guarantees or similar arrangements (including, without limitation, Indebtedness represented by performance bonds and letters of credit in order to provide security for Value Added Tax (VAT) or customs obligations under bonds posted to a governmental authority), in each case, that are incurred in the ordinary course of business in accordance with customary industry practice in amounts, and for the purposes, customary in the Borrower’s industry;
     (h) (i) the incurrence by the Borrower of Indebtedness owed to (and borrowed from) any of its Subsidiaries, and the incurrence by any of the Subsidiaries of Indebtedness owed to (and borrowed from) any other Subsidiary or the Borrower; provided that any event that causes such Subsidiary no longer to be a Subsidiary (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence subject to this Section 8.1; and (ii) the issuance of Preferred Stock by any Subsidiary to the Borrower or to any other Subsidiary of the Borrower; provided that any event that causes such Subsidiary no longer to be a Subsidiary (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new issuance of Preferred Stock subject to this Section 8.1;
     (i) one or more guarantees by any Subsidiary of the Indebtedness of the Borrower or any other Subsidiary (x) in an aggregate principal amount at any time outstanding for all such Indebtedness so guaranteed not to exceed $25,000,000 and (y) guarantees by any of the Subsidiaries of the Borrower of Indebtedness under the Bank Facilities;
     (j) the incurrence by the Borrower or any of its Subsidiaries of Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness permitted under this Credit Agreement to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional amount of any such Interest Swap and Hedging Obligation shall not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;
     (k) the Existing Indebtedness of the Borrower or any of its Subsidiaries;

     (l) the incurrence by the Borrower of Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary otherwise permitted by this Credit Agreement;
     (l) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of the Borrower as accrued;
     (m) the incurrence by any of the Subsidiaries of Preferred Stock of any Person existing at the time such Person becomes a Subsidiary of the Borrower, including by designation, or is merged or consolidated into or with the Borrower or any of its Subsidiaries and such Preferred Stock was not issued in connection with or contemplation of such designation, merger or consolidation;
     (n) the incurrence by the Borrower or any of its Subsidiaries of Acquired Indebtedness (including any Refinanced Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness) as a result of the Borrower’s or its Subsidiaries’ acquisition of a Related Business; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this Section 8.1(n) shall not exceed $50,000,000 at any one time outstanding;
     (o) the incurrence by the Borrower or any of its Subsidiaries of guarantees in respect of obligations of joint ventures; provided that the aggregated principal amount of such Indebtedness incurred pursuant to Section 8.1(o) shall not exceed $25,000,000 at any one time outstanding; and
     (p) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (p) of up to $25,000,000 (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies).
     Notwithstanding any other provision of this Section 8.1, a guarantee of the Indebtedness of the Borrower or a Subsidiary of the Borrower will not constitute a separate incurrence, or amount outstanding, of Indebtedness so long as Indebtedness so guaranteed was incurred in accordance with the terms of this Credit Agreement.
     In the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in Sections 8.1(a) through (o) above, or is entitled to be incurred pursuant to the second paragraph of this Section 8.1 above, the Borrower shall be permitted to classify (or later classify or reclassify in whole or in part in the Borrower’s sole discretion) such item of Indebtedness in any manner that complies with Section 8.1. Any Indebtedness outstanding on the Closing Date with respect to the Existing Credit Agreement shall be deemed outstanding under Section 8.1(c) above.

     8.2 Liens.
     The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, other than Permitted Liens, upon any of the Borrower’s or its Subsidiaries’ respective assets now owned or acquired on or after the date hereof or upon any income or profits unless (a) in the case of Liens securing Subordinated Indebtedness, the Credit Party Obligations are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or (b) in all other cases, the Credit Party Obligations are equally and ratably secured with an Indebtedness secured by such Liens.
     8.3 Nature of Business.
     The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than Related Businesses, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.
     8.4 Consolidation, Merger, Dissolution, etc.
     The Borrower will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of the Borrower’s assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons unless:
(a) either (a) the Borrower is the continuing entity or (b) the resulting, surviving or transferee entity (the “Surviving Person”) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the Credit Party Obligations,
(b) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction, and
(c) unless such transaction is solely the merger of the Borrower with or into any person solely for the purpose of effecting a change in the state of incorporation of the Borrower or of the Borrower and one of its Subsidiaries and which transaction is not for the purpose of evading this Section 8.4, immediately after giving effect to such transaction on a pro forma basis, the Surviving Person would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in Section 8.1;
provided that above Section 8.4(b) and (c) shall not apply to any consolidation or merger or the sale, lease, conveyance or transfer or other disposition of all or substantially all of the assets of the Borrower between the Borrower and a Subsidiary or between the Subsidiaries of the Borrower.
Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Borrower in accordance with this Section 8.4, the successor corporation formed by such consolidation or into which the Borrower is merged or to which such transfer is made shall (except in the case of a lease) succeed to and be substituted for, and may exercise every right and power of, the Borrower under this Credit Agreement with the same effect as if such successor corporation had been named therein as the Borrower, and (except in the case of a lease) the Borrower shall be released from the obligations under the Notes and this Credit Agreement.
     8.5 Asset Dispositions.
     The Borrower will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of the Borrower’s or their property, business or assets outside the ordinary course of business, including by merger or consolidation (in the case of one of the Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Borrower’s Subsidiaries, whether by the Borrower or one of its Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of the Borrower’s Subsidiaries and including any sale and leaseback transaction (any of the foregoing, an “Asset Sale”) unless:
     (a) within 365 days following such Asset Sale, an amount equal to the Net Cash Proceeds therefrom are:
(i)	used to make capital expenditures, to acquire property or assets (other than notes, bonds, obligations and securities) which will be used or useful in a Related Business of the Borrower or such Subsidiary (if it continues to be a Subsidiary) or to acquire a controlling interest in a Person engaged in a Related Business that thereupon becomes a Subsidiary, or

(ii)	used to retire Indebtedness secured by the asset which was the subject of the Asset Sale, Indebtedness outstanding under the Bank Facilities or a Foreign Subsidiary Credit Agreement;
     (b) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, and
     (c) the Borrower or such Subsidiary received, as applicable, consideration at least equal to fair market value (determined as of the time of contractually agreeing to such Asset Sale) for such Asset Sale (such fair market value to be determined by (i) an executive officer of the Borrower or such Subsidiary if the value is less than $20,000,000, or (ii) in all other cases, by a resolution of board of directors of the Borrower (or of a special committee appointed thereby for such purpose)).
     Notwithstanding, and without complying with, the provisions of this Section 8.5,
(i)	The Borrower and any of its Subsidiaries may, in the ordinary course of business, (a) liquidate Cash Equivalents and (b) liquidate securities that consist of shares of capital stock that are traded on a nationally recognized stock exchange,

(ii)	The Borrower and any of its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Section 8.4,

(iii)	The Borrower and any of its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property so long as such property is no longer necessary for the proper conduct of its business or the business of such Subsidiary,

(iv)	The Borrower may convey, sell, transfer, assign or otherwise dispose of assets to any Subsidiary and any of its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Borrower or any other Subsidiary,

(v)	The Borrower and any of its Subsidiaries may exchange assets held by the Borrower or such Subsidiaries for assets held by or Equity Interests of any Person or entity; provided that (a) the assets received by the Borrower or such Subsidiaries in any such exchange will immediately constitute, be a part of, or be used in, and, in the case of Equity Interests of another Person, such Person is engaged solely in, a Related Business of the Borrower or such Subsidiaries, (b) the board of directors of the Borrower has in good faith and acting reasonably determined that the terms of any such exchange are fair and reasonable, and (c) any such exchange shall be deemed to be an Asset Sale and the Borrower shall be required to comply with the provisions of this Section 8.5 to the extent that the Borrower or any of its Subsidiaries receives cash or Cash Equivalents in such exchange,

(vi)	Any of the Subsidiaries of the Borrower may issue their Equity Interests to the Borrower or to another Subsidiary,

(vii)	Permitted Liens may be granted, and

(viii)	The Borrower and any of its Subsidiaries may make or liquidate any Restricted Payment or Permitted Investment that is permitted by Section 8.7.
     All Net Cash Proceeds from an Event of Loss in excess of $20,000,000 (other than the proceeds of any business interruption insurance) shall be reinvested or used as otherwise provided above in Section 8.5(a).
     8.6 [Intentionally Omitted].
     8.7 Restricted Payments.
     The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if after giving effect to such Restricted Payment on a pro forma basis
(a)	a Default or an Event of Default shall have occurred and be continuing,

(b)	the Borrower is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio, or

(c)	the aggregate amount of all Restricted Payments made by the Borrower and its Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the date hereof, would exceed, without duplication, the sum of
     (i) 50% of the Borrower’s aggregate Consolidated Net Income for the period (taken as one accounting period) commencing on the beginning of the fiscal quarter ended immediately prior to the date hereof to the date of each such calculation for which the Borrower’s consolidated financial statements are available (or, in the event the Borrower’s Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus
     (ii) the aggregate Net Cash Proceeds received by the Borrower after the date hereof from a Capital Contribution, and from the sale of its Qualified Capital Stock (other than (I) to one of the Subsidiaries and (II) to the extent applied in connection with a Qualified Exchange after the date hereof) and the fair market value of property (other than cash) received by the Borrower in connection with an Acquisition, plus
     (iii) except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to distributions on or repayments of any Restricted Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Borrower or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments made after the date hereof by the Borrower or any Subsidiary in such Person (which Investments constituted (or would have constituted) Restricted Payments), plus
     (iv) 100% of any cash dividends received by the Borrower or any of its Subsidiaries after the date hereof from an Unrestricted Subsidiary of the Borrower, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Borrower for such period, plus
     (v) to the extent that any Unrestricted Subsidiary of the Borrower is redesignated as a Subsidiary of the Borrower after the date hereof, the lesser of (i) the fair market value of the Investment by the Borrower in such Unrestricted Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary (the “Designation Date”) plus the fair market value of any additional Investments in such Unrestricted Subsidiary made by the Borrower after the Designation Date, if any, and (ii) the fair market value of such Investments as measured on the date of such redesignation as a Subsidiary, in each case to the extent such amount was not otherwise included in the Borrower’s Consolidated Net Income, plus
     (vi) the amount by which Indebtedness of the Borrower or any of its Subsidiaries is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange of such Indebtedness for Capital Stock of the Borrower (other than Disqualified Stock) (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus
     (vii) $50,000,000.
     The foregoing provisions will not prohibit the following:
     (a) any dividend, distribution or other payments by any of the Subsidiaries of the Borrower on its Equity Interests that is paid pro rata to all holders of such Equity Interests;
     (b) a Qualified Exchange;
     (c) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions;
     (d) repurchases of the Capital Stock of the Borrower deemed to occur on the exercise of stock options;
     (e) payments in lieu of fractional shares;
     (f) repurchases of the Capital Stock of the Borrower in accordance with a repurchase program that is approved and adopted by the Board of Directors of the Borrower and whose primary purpose is to provide Capital Stock to satisfy Borrower’s obligations under stock option plans and employee stock purchase plans not to exceed $5,000,000 million per annum;
     (g) that portion of Investments the payment for which consists exclusively of the Borrower’s Qualified Capital Stock;
     (h) at any time on or after January 1, 2009, repurchases of the Capital Stock of the Borrower in an aggregate principal amount not to exceed $75,000,000 in accordance with a repurchase program that is approved and adopted by the board of directors of the Borrower; provided that immediately prior to such repurchases the ratio of the Total Debt of the Borrower to its Consolidated EBITDA on a pro forma basis (consistent with the pro forma provided for in the definition of “Consolidated Coverage Ratio”) for the Reference Period is equal to or less than 2.25 to 1.00; or
     (i) other Restricted Payments not to exceed $30,000,000 in the aggregate.
     The full amount of any Restricted Payment made pursuant to clauses (a) (to the extent paid to a Person other than the Borrower or any of its Subsidiaries) and (c) (but not pursuant to clauses (b), (d) (e), (f), (g), (h) and (i)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in Section 8.7(c).

     For purposes of this Section 8.7, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the board of directors of the Borrower, unless stated otherwise, at the time made or returned, as applicable. Additionally, not later than the date of making each Restricted Payment, the Borrower shall deliver an officers’ certificate to the Agent describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of this Credit Agreement pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of this Credit Agreement.
     8.8 Transactions with Affiliates.
     The Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an “Affiliate Transaction”), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions) unless:
     (a) it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Borrower, and no less favorable to the Borrower than could have been obtained in an arm’s length transaction with a non-Affiliate,
     (b) if involving consideration to either party in excess of $10,000,000, such Affiliate Transaction(s) is evidenced by an Officers’ Certificate addressed and delivered to the Agent certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the board of directors of the Borrower that are disinterested in such transaction, and
     (c) if involving consideration to either party in excess of $15,000,000, the Borrower obtains a written favorable opinion as to the fairness of such transaction to it from a financial point of view from an independent investment banking firm or an appraisal or valuation firm, in each case of national reputation in the United States.
     8.9 Limitation on Restricted Actions.
     The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of its Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Borrower or any of its Subsidiaries, except:
     (a) restrictions imposed by this Credit Agreement or by other Indebtedness of the Borrower; provided that except as set forth in Section 8.9(e) below such restrictions are no more restrictive taken as a whole than those imposed by this Credit Agreement,
     (b) restrictions imposed by applicable law,
     (c) existing restrictions under Existing Indebtedness,
     (d) restrictions under any Acquired Indebtedness not incurred in violation of this Credit Agreement or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by the Borrower or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,
     (e) any restriction imposed by Indebtedness incurred under the Bank Facilities; provided that such restriction or requirement is no more restrictive taken as a whole than that imposed by the Existing Credit Agreement as of the date hereof,
     (f) restrictions with respect solely to any of the Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,
     (g) restrictions on transfer contained in Purchase Money Indebtedness; provided that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness,
     (h) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale-leaseback agreements and other similar agreements entered into in the ordinary course of business,
     (i) any restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business,
     (j) any restriction rising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Subsidiary in any manner material to the Borrower or any Subsidiary; and
     (k) in connection with and pursuant to refinancings or replacements of restrictions imposed pursuant to clauses (a), (c), (d), (e) or (g) or (k) of this Section 8.9 that are not more restrictive than those contained in the Indebtedness being refinanced or replaced or contained in the Indebtedness referred to in clause (a), (c), (d) or (g) of this Section 8.9 (taken as a whole and as in effect on the date of such refinancing or replacement, as the case may be) and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.
     Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease, contract or license entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of this Credit Agreement may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

SECTION 9
EVENTS OF DEFAULT
     9.1 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each, an “Event of Default”):
     (a) Payment. The Borrower shall
     (i) default in the payment when due of any principal of any of the Loans, or
     (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or
     (b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or
     (c) Covenants. The Borrower shall
     (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2 (as to existence), 7.9, or 8.1 through 8.9, inclusive;
     (ii) default in the due performance or observance of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of at least 5 business days after the earlier of a responsible officer of the Borrower becoming aware of such default or notice thereof by the Agent; or
     (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a responsible officer of the Borrower becoming aware of such default or notice thereof by the Agent.

     (d) Other Credit Documents. (i) The Borrower shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any) or repudiate its obligations thereunder, or (ii) except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited under Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or the Borrower shall so state in writing; or
     (e) [Intentionally Omitted]; or
     (f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Consolidated Party; or
     (g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $10,000,000 in the aggregate for the Consolidated Parties taken as a whole, (i) any Consolidated Party shall default in any principal payment at maturity (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or; or (ii) any such Indebtedness shall be declared due and payable prior to the stated maturity thereof.
     (h) Judgments. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $5,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has, in the reasonable judgment of the Agent, the ability to perform) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
     (i) ERISA. Any of the following events or conditions, if such event or condition could have a Material Adverse Effect (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or
     (j) Ownership. There shall occur a Change of Control.
     9.2 Acceleration; Remedies.
     Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (pursuant to the voting requirements of Section 11.6), the Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions:
     (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.
     (b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     (c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights of set-off.
     Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders, each of which are hereby expressly waived.
SECTION 10
AGENT
     10.1 Appointment and Authority.
     Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Credit Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

     10.2 Rights as a Lender.
     The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
     10.3 Exculpatory Provisions.
     The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
     The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Lender.
     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
     10.4 Reliance by Agent.
     The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.5 Delegation of Duties.
     The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility provided for herein as well as activities as Agent.
     10.6 Resignation of Agent.
     The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or such appointment shall not have been consented to by the Borrower (such consent not to be unreasonably withheld), then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the

Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
     10.7 Non-Reliance on Agent and Other Lenders.
     Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     10.8 No Other Duties, Etc.
     Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.
     10.9 Agent May File Proofs of Claim.
     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Credit Party Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 3.5 and 11.5) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.5 and 11.5.
     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 11
MISCELLANEOUS
     11.1 Notices.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including

e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Each of the Borrower and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, and the Agent.
     (d) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including a telephonic Notice of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
     11.2 Right of Set-Off.
     In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuation of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto.
     11.3 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Except as provided in Section 8.4 or 8.5, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitments assigned;

     (iii) (x) any assignment by the assigning Lender of Initial Loans and/or Initial Loan Commitments held by such assigning Lender must be accompanied by the assignment by such Lender to the same assignee of the same Commitment Percentage of Delayed Draw Loans and/or Delayed Draw Commitments held by such assigning Lender and (y) any assignment by the assigning Lender of Delayed Draw Loans and/or Delayed Draw Loan Commitments held by such assigning Lender must be accompanied by the assignment by such Lender to the same assignee of the same Commitment Percentage of Initial Loans and/or Initial Commitments held by such assigning Lender;
     (iv) any assignment of a Commitment must be approved by the Agent, such consent not to be unreasonably withheld or delayed, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (v) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.11 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Agent a copy of the Register.

     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.15 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(d) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Agent as is required under Section 3.13. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     11.4 No Waiver; Remedies Cumulative.
     No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.
     11.5 Payment of Expenses; Indemnification.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent its Affiliates and the Joint Bookrunners (including the reasonable fees, charges and disbursements of their counsel) in connection with the syndication of the Credit Facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability from any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Affiliates, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Affiliates against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or any of its Affiliates has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any of their respective Related Parties, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.

     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Credit Party Obligations.
     11.6 Amendments, Waivers and Consents.
     No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;
     (b) postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (v) of the second proviso to this Section 11.6) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” even if the effect of such amendment would be to reduce the rate of default interest on any Loan payable hereunder;

     (d) change Section 3.13(a), 3.14 or Section 3.15(b) in a manner that would alter the pro rata payments or pro rata sharing of payments required thereby without the written consent of each Lender; or
     (e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
     (f) waive or amend any condition set forth in Section 5.1 without the consent of each Lender affiliated with a Joint Bookrunner;
and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Credit Agreement or any other Credit Document; (ii) Section 11.3(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Agents’ Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     11.7 Counterparts.
     This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.
     11.8 Headings.
     The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.
     11.9 Defaulting Lender.
     Each Lender understands and agrees that if such Lender is a Defaulting Lender then notwithstanding the provisions of Section 11.6 it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.
     11.10 Survival of Indemnification and Representations and Warranties.
     All indemnities set forth herein and all representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit, and shall continue in full force and effect as long as any Loan or any other Credit Party Obligation hereunder shall remain unpaid or unsatisfied.
     11.11 Governing Law; Jurisdiction.
     (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, New York County or of the United States for the Southern District of New York and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 15 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction. The Borrower agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this Section 11.11(a) is intended to impair the Borrower’s right under applicable law to appeal or seek a stay of any judgment.
     (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
     11.12 Waiver of Right to Trial by Jury. EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF

ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     11.13 Time.
     All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.
     11.14 Severability.
     If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     11.15 Entirety.
     This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.
     11.16 [Intentionally Omitted]
     11.17 Confidentiality.
     Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) to the commitment parties under the Blackstone Acquisition Commitment Letter, to the Affiliates of Blackstone Capital Partners V in connection with their consideration of the Blackstone Acquisition and to their respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential).
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     11.18 Binding Effect; Termination of Credit Agreement; etc.
     (a) This Credit Agreement shall be deemed to have become effective at such time on or after the date hereof when the Closing Date shall have occurred, and thereafter the Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns; provided that, notwithstanding the foregoing, this Credit Agreement shall not be deemed to have become effective against Banc of America Bridge LLC or Wachovia Investment Holdings LLC until the Borrower executes and delivers to each of them the Engagement Letter and Barclays Capital, the investment banking division of Barclays Bank PLC, until the Credit Agreement has become effective against Banc of America Bridge LLC or Wachovia Investment Holdings LLC.
     (b) The term of the Credit Agreement shall be until no Loans or any other amounts payable under any of the Credit Documents shall remain outstanding and until all of the Commitments shall have expired or been terminated.
     (c) Notwithstanding the foregoing, this Credit Agreement and all Commitments hereunder shall terminate and be of no further force and effect on September 3, 2008, unless the funding of the Initial Loans has occurred prior to such date.

     11.19 USA PATRIOT Act Notice.
     Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.
BORROWER:

APRIA HEALTHCARE GROUP INC., a Delaware corporation
By:	/s/ Lawrence M. Higby
	Name:	Lawrence M. Higby
	Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:

BANC OF AMERICA BRIDGE LLC, in its capacity as Administrative Agent
By:	/s/ David H. Strickert
	Name:	David H. Strickert
	Title:	Senior Vice President

2

LENDERS:

BANK OF AMERICA BRIDGE LLC in its capacity as Lender
By:	/s/ John McCusker
	Name:	John McCusker
	Title:	Managing Director

3

WACHOVIA INVESTMENT HOLDINGS, LLC, as a Lender
By:	/s/ Charles C. Edwards
	Name:	Charles C. Edwards
	Title:	Director

4

BARCLAYS BANK PLC, as a Lender
By:	/s/ Philip Capparis
	Name:	Philip Capparis
	Title:	Director

5